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 FORM 3                                                                                                          OMB APPROVAL
--------                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                   WASHINGTON, D.C. 20549                                 OMB NUMBER:      3235-0104
                                                                                                          Expires: December 31, 2001
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response.....0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       --------------------------
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*|  2. Date of Event              | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Requiring Statement        |
Reservoir Capital Group, L.L.C.         |     (Month/Day/Year)           | Restoration Hardware, Inc.
                                        |                                |----------------------------------------------------------
                                        |     03/21/01                   | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. I.R.S. Identification       |
                                        |    Number of Reporting         |     _______ Director            _______ 10% Owner
650 Madison Avenue, 26th Floor          |    Person, if an entity        |
----------------------------------------|    (voluntary)                 |     _______ Officer             _X(1)__ Other (specify
               (Street)                 |                                |             (give title below)                 below)
                                        |                                |
New York          NY             10022  |                                |     ____________________
--------------------------------------- |                                |---------------------------------------------------------
(City)          (State)          (Zip)  |                                | 6. If Amendment, Date of Original
                                        |                                |    (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7.     Individual or Joint/Group Filing
                                        |                                |        (Check Applicable Line)
                                        |                                |   _X_  Form filed by One Reporting Person
                                        |                                |   ___  Form filed by More than One Reporting Person
                                        |                                |
                                        --------------------------------------------------------------------------------------------
                                        |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership Form: |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Direct (D)      |   Beneficial Ownership
                                                       |    (Instr. 4)                 |    or Indirect (I) |   (Instr. 5)
                                                       |                               |    (Instr. 5)      |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)                                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |    Security:|
                                 |-------------------------------------------------------     Security|    Direct   |
                                 |Date    |Expira- |                     |              |             |    (D) or   |
                                 |Exer-   |tion    |                     |              |             |    Indirect |
                                 |cisable |Date    |        Title        |  Amount      |             |    (I)      |
                                 |        |        |                     |  or Number   |             |   (Instr. 5)|
                                 |        |        |                     |  of Shares   |             |             |
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Series A Preferred Stock and     |3/22/01 |  -     |     Common Stock    | 1,575,000(3) |       $2.00 |     I       | By Reservoir
Series B Preferred Stock(2)      |        |        |                     |              |             |             | Capital
                                 |        |        |                     |              |             |             | Partners,
                                 |        |        |                     |              |             |             | L.P.;
                                 |        |        |                     |              |             |             | Reservoir
                                 |        |        |                     |              |             |             | Capital
                                 |        |        |                     |              |             |             | Associates,
                                 |        |        |                     |              |             |             | L.P. and
                                 |        |        |                     |              |             |             | Reservoir
                                 |        |        |                     |              |             |             | Capital Master
                                 |        |        |                     |              |             |             | Fund, L.P.
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                                 |        |        |                     |              |             |             |
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                                 |        |        |                     |              |             |             |
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                                 |        |        |                     |              |             |             |
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                                 |        |        |                     |              |             |             |
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                                 |        |        |                     |              |             |             |
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Explanation of Responses:

(1) The reporting person may be deemed a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock.

(2) The Series B Preferred Stock is automatically convertible into Series A upon stockholder approval.

(3) The reporting person is a general partnership that owns the reported securities. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

                                    /s/ Daniel H. Stern             4/2/01
                               --------------------------------  --------------
                               ** Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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